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NEWS

Priority Healthcare Corporation

250 Technology Park

Lake Mary, FL 32746

(407) 804-6700 Fax (407) 804-5675

FOR RELEASE 10/16/03 @ 7:00 A.M. EASTERN

Exhibit 99.1

PRIORITY HEALTHCARE ANNOUNCES RECORD THIRD

QUARTER AND NINE MONTH RESULTS

Lake Mary, FL, October 16, 2003 – Priority Healthcare Corporation (Nasdaq: PHCC) reported record results for the third quarter and nine months ended September 27, 2003. For the quarter, sales increased 19% to $363 million and 23% to $1.06 billion for the nine months. Earnings for the quarter increased 4% to $12.2 million and 15% to $36.8 million for the nine months. Earnings per share for the quarter and nine months increased to $.28 and $.84, respectively, compared to $.27 and $.72 for the corresponding periods in 2002.

“Our results for the third quarter and nine months were a record for the corresponding periods, and were in line with our estimates provided in July,” stated Steve Cosler, President and Chief Executive Officer. “This is encouraging because our key pharmacy markets remain flat to down nationally on a sequential basis, meaning we have been effective in continuing to gain market share. Our sales increase of 19% for the quarter and 23% for the nine months also demonstrates our ability to grow other areas of the business, as our core markets reestablish growth on an industry-wide basis. Additionally, our sales growth is encouraging given we are comparing to a quarter that was up 46% last year.”

“At the end of the quarter we announced the acquisition of Sinus Pharmacy, the leading specialty pharmacy for the treatment of chronic sinusitis, a sinus disease that affects 32 million American adults annually. Sinus Pharmacy adds a new therapeutic category, a large patient population, and a new specialty focus to our product portfolio. It is also complimentary to our growing pulmonary segment as chronic sinusitis has a co-morbidity with numerous lower respiratory conditions. As well, we are encouraged by other potential niche acquisitions, and the current new product pipeline, that will continue to expand the breadth of our business and leverage our successful distribution model,” stated Mr. Cosler.

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer stated, “Our sales increase for the quarter and nine months was virtually all organic growth. We are pleased that our gross profit increased 10 basis points to 10.9%, sequentially, from the second quarter. Our SG&A expenses decreased 20 basis points to 5.2%, sequentially, from the second quarter, which is driven by our continuous efforts to improve operating efficiencies.”

“Our balance sheet remains strong with $78 million in cash and no debt. Cash flow from operations was $14 million for the third quarter, which was in excess of our net earnings. We purchased $6.8 million of our common stock during the quarter under the stock repurchase program. Our DSO’s are at 42 days, in line with the previous year. Our return on committed capital and invested capital for the quarter was 55% and 33%, respectively, which we believe is among the highest in the industry,” stated Mr. Saft.

Mr. Cosler concluded, “2004 shapes up as a year to continue to increase market share in our key markets and aggressively grow the new markets in which we have recently established a presence. Additionally, we will be active in adding new markets and capabilities, both internally and through acquisitions, to leverage the very effective model we have built and take advantage of continued favorable industry trends and opportunities.”

As announced, on October 6, 2003 a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 am Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

About Priority Healthcare Corporation

Priority Healthcare Corporation is a national specialty pharmacy and distributor that provides biopharmaceuticals, complex therapies, and related disease treatment programs and services. Priority Healthcare provides comprehensive programs for patients, payors, physicians, and pharmaceutical manufacturers for a growing number of disease states including cancer, hepatitis C, respiratory and pulmonary conditions, infertility, rheumatoid arthritis, hemophilia, and multiple sclerosis.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:

Financial:

Stephen Saft, Chief Financial Officer

(407) 804-6700

Media:

Kirsten Ayars, Media Relations

(407) 804-6700

PRIORITY HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(000’s omitted, except share data)

(unaudited)

	Nine-month period ended September 27, 2003	Nine-month period ended September 28, 2002	Three-month period ended September 27, 2003	Three-month period ended September 28, 2002
Net sales	$1,064,891	$863,465	$362,855	$306,009
Cost of products sold	947,450	765,401	323,483	270,671

Gross profit	117,441	98,064	39,372	35,338

Selling,general and administrative expense	56,506	46,892	18,981	16,458
Depreciation and amortization	3,137	1,980	1,127	677

Earnings from operations	57,798	49,192	19,264	18,203

Interest income	1,058	2,046	246	508

Earnings before income taxes	58,856	51,238	19,510	18,711

Provision for income taxes	22,071	19,214	7,316	7,016

Net earnings	$ 36,785	$ 32,024	$ 12,194	$ 11,695

Earnings per share:
Basic	$.85	$.73	$.28	$.27
Diluted	$.84	$.72	$.28	$.27

Weighted average shares outstanding:
Basic	43,452,856	43,781,392	43,259,781	43,597,491
Diluted	44,024,550	44,447,572	43,773,728	44,032,375

PRIORITY HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	(unaudited) September 27, 2003	December 28, 2002
Cash and cash equivalents	$56,088	$37,031
Marketable securities	21,675	46,337
Receivables, net	181,979	163,688
Finished goods inventory	99,553	108,604
Other current assets	21,099	17,888
Fixed assets, net	23,962	13,749
Other assets	109,402	97,565

Total assets	$513,758	$484,862

Current liabilities	$181,922	$188,114
Long-term debt	—	—
Other liabilities	4,321	2,321
Shareholders’ equity	327,515	294,427

Total liabilities and shareholders’ equity	$513,758	$484,862